Delisting Determination, The Nasdaq Stock Market, LLC, April 1, 2025, Seelos Therapeutics, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Seelos Therapeutics, Inc.
effective at the opening of the trading session on April 11, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).
The Company was notified of the Staff determination on May 1, 2024.
On May 8, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On July 24, 2024, a Decision was issued by the Panel. On October 1, 2024, a Decision Modification was issued by the Panel.
On October 11, 2024, the Company requested an extension to meet the milestones of the Panel's decision dated October 1, 2024. The Company security was suspended on October 14, 2024. The Staff determination to delist the Company securities became final on November 28, 2024.